Exhibit 99.1
Hercules Offshore Announces Second Quarter 2009 Results and Credit Facility Amendment
HOUSTON, July 23, 2009 — Hercules Offshore, Inc. (Nasdaq: HERO) today reported a loss from continuing operations of $7.6 million, or $0.09 per diluted share, on revenues of $183.7 million for the second quarter 2009, excluding the effects of non-recurring items, compared with income from continuing operations of $20.0 million, or $0.22 per diluted share, on revenues of $270.1 million for the second quarter 2008, also excluding non-recurring items.
When including the effect of non-recurring items, the Company reported a loss from continuing operations of $11.8 million, or $0.13 per diluted share for the second quarter 2009, compared with income from continuing operations of $16.4 million, or $0.18 per diluted share for the second quarter 2008. The second quarter 2009 results include a non-cash charge of $26.9 million to reflect the impairment of the Hercules 110 and a $13.7 million gain on the retirement of $65.8 million aggregate principal amount of our 3.375% Convertible Senior Notes, net of the related write-off of unamortized issuance cost. On an after-tax basis, these adjustments approximated $4.2 million, or $0.04 per share. The second quarter 2008 results include $5.5 million of separation and benefit related costs associated with the Company’s executive management changes, or $3.6 million on an after-tax basis.
John T. Rynd, Chief Executive Officer and President of Hercules Offshore stated, “While nearly every facet of our business has been impacted by the cyclical downturn in our industry, we have acted quickly and broadly to mitigate its effects. Since late 2008, we have taken numerous actions to dramatically reduce our cost structure and improve our cash flow, including cold stacking idle rigs and reducing capital spending. Our opportunistic retirement of debt at a discount to par, and the sale of non-core assets are recent measures that exemplify our commitment to strengthening our capital structure.”
Mr Rynd continued, “Further, today we are pleased to announce that we have reached an agreement with our lenders to amend our senior secured credit facility to provide the financial covenant relief that we believe will provide us with the flexibility needed to operate through the trough of this business cycle.”
Mr. Rynd added, “We remain confident in the industry’s positive long-term fundamentals; however, we do not anticipate a meaningful upswing in the near-term. Jackup demand in the U.S. Gulf of Mexico is weak, with current demand running at approximately half that of previous historical lows. International demand and pricing are largely still showing signs of slowing; however, we were recently able to extend our contracts on Platform 3 and Hercules 206 in Mexico. These additional contract days add to our solid international backlog which will also help us weather this downturn.”
CREDIT FACILITY AMENDMENT
On July 22, 2009, the Company received the lender consents necessary to amend its Credit
Agreement related to its $882.0 million term loan and $250.0 million revolving credit facility. The Amendment is subject to certain closing conditions, including a reduction of the revolving credit facility, which is currently unfunded, to $175 million, but is expected to close within the next few business days.
The Amendment modifies certain covenants of the Credit Agreement to, among other things:
•	Eliminate the total leverage ratio financial covenant for the nine month period commencing October 1, 2009 and ending on June 30, 2010 and increase the total leverage ratio that we must maintain following the expiration of the nine month period to 8.0x for the quarter ended September 30, 2010, with step-downs thereafter,

•	Revise the fixed charge coverage ratio definition and the minimum ratio that we must maintain to be more favorable to the Company,

•	Add a minimum liquidity covenant, requiring the Company to maintain the sum of unrestricted cash and equivalents and revolving credit availability of at least $100 million through December 31, 2010, declining to $75 million through December 31, 2011, and declining to $50 million thereafter.
The initial interest rate of the amended facility will be 6.5% over LIBOR, with a 2.0% floor on LIBOR. The interest rate on the facility will decline by 1.5%, to 5.0% over LIBOR once the principal on the term loan is reduced by approximately $200.0 million to $684.3 million or less. The interest rate will decline further by an additional 1.0%, to 4.0% over LIBOR as the principal on the term loan is reduced by an additional $200.0 million to $484.3 million or less.
OPERATING RESULTS DISCUSSION
Offshore
During the second quarter 2009, Domestic Offshore revenues decreased to $37.0 million from $97.4 million during the corresponding quarter of 2008, largely as a result of weak demand and lower average dayrates stemming from a steep reduction in exploration and production spending. Second quarter 2009 average revenue per day per rig decreased to $52,365 from $60,445 in the second quarter 2008, while operating days declined to 706 from 1,612 in the same periods, respectively. Domestic Offshore recorded an operating loss of $20.2 million for the second quarter 2009 compared to operating income of $23.6 million in the second quarter 2008.
International Offshore revenues increased by 37% to $101.8 million in the second quarter 2009 compared to $74.2 million for the same period of the previous year. The increase was due primarily to the commencement of operations on the Hercules 208, Hercules 261 and Hercules 262, which also helped to generate an increase in average revenue per day per rig to $129,133 from $115,556 in the same period a year ago. Utilization for International Offshore decreased slightly in the second quarter 2009 to 86.6% versus 87.7% in the second quarter 2008; however operating days increased to 788 from 642 in the same periods, respectively, as a result of the aforementioned incremental capacity. Average operating expense per day per rig decreased to $42,998 in the second quarter 2009 from $50,967 in the prior year period due to the warm stacking of the Hercules 156 and initial start-up costs incurred in the prior year related to our India operations. Including a $26.9 million non-cash impairment charge on Hercules 110, second quarter 2009 operating income was $17.2 million versus second quarter 2008 operating income of $27.4 million.
Inland
As a result of extremely weak demand, the Company’s fleet of inland barges was not active during the second quarter 2009. Inland generated revenue of $40.3 million in the second quarter 2008. Cost reduction efforts led to a $22.4 million reduction in operating costs to $8.9 million in the second quarter 2009 relative to the year-ago quarter. The segment recorded an operating loss of $17.4 million during the second quarter 2009 versus an operating loss of $2.9 million during the corresponding quarter of 2008.
Liftboats
Domestic Liftboats recorded revenue of $18.9 million during the second quarter 2009 compared to $22.3 million in the second quarter 2008. As a result of increased shipyard time on larger vessels, the fleet mix in the second quarter of 2009 adversely impacted average revenue per vessel per day which declined to $7,727 in the second quarter 2009 from $9,030 in the same period of 2008. Utilization for the segment remained relatively flat at 63.6% in the second quarter 2009. The decline in revenue led to a reduction in operating income to $0.2 million for the second quarter 2009, from $3.0 million in the second quarter of the previous year.
International Liftboats revenues increased slightly in the second quarter 2009 to $20.7 million compared to $20.3 million in the second quarter 2008. Average revenue per vessel per day increased to $20,644 in the second quarter 2009 from $15,255 in the year-ago quarter, partly resulting from the commencement of operations of the Amberjack in the Middle East. Partially offsetting the higher revenue per vessel per day was a reduction in utilization to 58.1% from 83.7% in the same respective periods as a result of lower capital spending by our customers. Operating income increased by $1.6 million in the second quarter 2009 to $8.4 million.
Liquidity and Capitalization
At June 30, 2009, the Company had cash and cash equivalents totaling $129.9 million and total debt of $969.2 million. In April 2009, the Company purchased $20.0 million in notional amount of the Company’s 3.375% Convertible Senior Notes for $6.1 million in cash, and in June 2009 the Company acquired and retired $45.8 million in notional amount of its 3.375% Convertible Senior Notes in exchange for the issuance of 7,755,440 shares of common stock. Since September 30, 2008, the Company has retired approximately $171.7 million of notional amount of debt for total cash of $68.6 million and equity consideration of $34.0 million.
NON-GAAP
Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the adjusted income from continuing operations and adjusted diluted earnings per share figures included in this release are appropriate measures of the continuing and normal operations of the Company. However, these measures should be considered in addition to, and not as a substitute, or superior to, income from continuing operations, earnings per share, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table that follows the financial statements.
CONFERENCE CALL INFORMATION
Hercules Offshore will conduct a conference call at 11:00 a.m. CDT (12:00 p.m. EDT) on Thursday, July 23, 2009, to discuss its second quarter 2009 financial results. To participate in the call, dial 866-713-8564 (domestic) or 617-597-5312 (international) and reference access code 93692483 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.herculesoffshore.com.
A replay of the conference call will be available by telephone on Thursday, July 23, 2009, beginning at 2:00 p.m. CDT (3:00 p.m. EDT), through Thursday, July 30, 2009. The phone number for the conference call replay is 888-286-8010 (domestic) or 617-801-6888 (international) with reference code 34066950. Additionally, the recorded conference call will be accessible through our Web site at http://www.herculesoffshore.com for 28 days after the conference call.

ADDITIONAL INFORMATION
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 31 jackup rigs, 17 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels, and has operations in ten different countries on four continents. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.
For more information, please visit our Web site at http://www.herculesoffshore.com.
The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore’s most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s Web site at http://www.sec.gov or the Company’s Web site at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
Contact Information:
Stephen M. Butz
Vice President Finance and Treasurer
Hercules Offshore, Inc.
713-350-8315
Craig M. Muirhead
Assistant Treasurer
Hercules Offshore, Inc.
713-350-8346

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2009	2008
		(As Adjusted)
ASSETS
Current Assets:
Cash and Cash Equivalents	$129,880	$106,455
Accounts Receivable, Net	227,808	293,089
Prepaids	34,492	23,033
Current Deferred Tax Asset	16,527	17,379
Assets Held for Sale	11,390	39,623
Other	20,807	19,946

	440,904	499,525
Property and Equipment, Net	2,020,766	2,049,030
Other Assets, Net	50,638	42,340

	$2,512,308	$2,590,895

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term Debt and Current Portion of Long-term Debt	$9,000	$11,455
Insurance Note Payable	19,330	11,126
Accounts Payable	68,745	99,823
Accrued Liabilities	71,224	83,424
Taxes Payable	34,337	32,440
Other Current Liabilities	53,120	36,472

	255,756	274,740

Long-term Debt, Net of Current Portion	960,222	1,015,764
Other Liabilities	29,036	35,529
Deferred Income Taxes	315,138	339,547
Commitments and Contingencies
Stockholders’ Equity	952,156	925,315

	$2,512,308	$2,590,895

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
		(As Adjusted)		(As Adjusted)
Revenues	$183,691	$270,106	$407,182	$482,600

Costs and Expenses:
Operating Expenses	116,097	158,014	265,341	289,160
Impairment of Property and Equipment	26,882	—	26,882	—
Depreciation and Amortization	51,091	47,274	99,937	90,894
General and Administrative	15,450	23,966	31,742	40,330

	209,520	229,254	423,902	420,384

Operating Income (Loss)	(25,829)	40,852	(16,720)	62,216

Other Income (Expense):
Interest Expense	(14,561)	(15,222)	(30,350)	(31,178)
Gain on Early Retirement of Debt, Net	13,747	—	13,747	—
Other, Net	3,346	250	2,690	2,275

Income (Loss) Before Income Taxes	(23,297)	25,880	(30,633)	33,313
Income Tax Benefit (Provision)	11,510	(9,492)	14,335	(12,050)

Income (Loss) from Continuing Operations	(11,787)	16,388	(16,298)	21,263
Loss from Discontinued Operation, Net of Taxes	(242)	(209)	(675)	(598)

Net Income (Loss)	$(12,029)	$16,179	$(16,973)	$20,665

Basic Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$(0.13)	$0.18	$(0.18)	$0.24
Loss from Discontinued Operation	(0.01)	—	(0.01)	(0.01)

Net Income (Loss)	$(0.14)	$0.18	$(0.19)	$0.23

Diluted Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$(0.13)	$0.18	$(0.18)	$0.24
Loss from Discontinued Operation	(0.01)	—	(0.01)	(0.01)

Net Income (Loss)	$(0.14)	$0.18	$(0.19)	$0.23

Weighted Average Shares Outstanding:
Basic	88,733	88,625	88,368	88,742
Diluted	88,733	89,461	88,368	89,516

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2009	2008
		(As Adjusted)
Cash Flows from Operating Activities:
Net Income (Loss)	$(16,973)	$20,665
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	99,937	90,906
Stock-based Compensation Expense	4,115	7,932
Deferred Income Taxes	(25,063)	5,864
Provision for Doubtful Accounts Receivable	543	181
Amortization of Deferred Financing Fees	2,096	1,712
Amortization of Original Issue Discount	2,386	643
Gain on Insurance Settlement	(8,700)	—
Gain on Disposal of Assets	(332)	(1,911)
Gain on Early Retirement of Debt, Net	(13,747)	—
Impairment of Property and Equipment	26,882	—
Excess Tax Benefit from Stock-based Arrangements	(4,209)	(5,447)
Net Change in Operating Assets and Liabilities	21,387	(51,691)

Net Cash Provided by Operating Activities	88,322	68,854

Cash Flows from Investing Activities:
Acquisition of Assets	—	(320,839)
Additions of Property and Equipment	(62,068)	(130,528)
Deferred Drydocking Expenditures	(9,662)	(9,151)
Proceeds from Sale of Marketable Securities	—	39,300
Insurance Proceeds Received	8,717	25,332
Proceeds from Sale of Assets, Net	4,722	12,649

Net Cash Used in Investing Activities	(58,291)	(383,237)

Cash Flows from Financing Activities:
Short-term Debt Borrowings (Repayments), Net	(2,455)	1,086
Long-term Debt Borrowings	—	350,000
Long-term Debt Repayments	(2,250)	(104,470)
Redemption of 3.375% Convertible Senior Notes	(6,099)	—
Common Stock Repurchases	—	(49,228)
Proceeds from Exercise of Stock Options	—	5,127
Excess Tax Benefit from Stock-based Arrangements	4,209	5,447
Payment of Debt Issuance Costs	—	(8,005)
Other	(11)	—

Net Cash Provided by (Used in) Financing Activities	(6,606)	199,957

Net Increase (Decrease) in Cash and Cash Equivalents	23,425	(114,426)
Cash and Cash Equivalents at Beginning of Period	106,455	212,452

Cash and Cash Equivalents at End of Period	$129,880	$98,026

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
		(As Adjusted)		(As Adjusted)
Domestic Offshore:
Number of rigs (as of end of period) (a)	23	27	23	27
Revenues	$36,970	$97,438	$96,151	$159,885
Operating expenses	40,746	56,275	95,159	104,047
Depreciation and amortization expense	15,092	16,204	30,132	31,539
General and administrative expenses	1,312	1,382	2,980	2,612

Operating income (loss)	$(20,180)	$23,577	$(32,120)	$21,687

International Offshore:
Number of rigs (as of end of period) (b)	12	12	12	12
Revenues	$101,757	$74,187	$205,209	$139,530
Operating expenses	39,128	37,308	83,269	60,100
Impairment of property and equipment	26,882	—	26,882	—
Depreciation and amortization expense	16,749	9,310	31,933	16,896
General and administrative expenses	1,823	145	3,065	760

Operating income	$17,175	$27,424	$60,060	$61,774

Inland:
Number of barges (as of end of period) (a)	17	27	17	27
Revenues	$96	$40,262	$13,009	$80,530
Operating expenses	8,857	31,306	29,121	63,232
Depreciation and amortization expense	8,283	10,520	16,276	20,180
General and administrative expenses	328	1,350	1,228	1,972

Operating loss	$(17,372)	$(2,914)	$(33,616)	$(4,854)

Domestic Liftboats:
Number of liftboats (as of end of period)	45	45	45	45
Revenues	$18,884	$22,269	$41,494	$38,213
Operating expenses	12,418	13,446	26,552	27,340
Depreciation and amortization expense	5,747	5,382	10,796	11,334
General and administrative expenses	507	468	915	1,117

Operating income (loss)	$212	$2,973	$3,231	$(1,578)

(a)	In January 2009, we retired four Domestic Offshore rigs and ten Inland barges.

(b)	In June 2009, we entered into an agreement to sell Hercules 110 which is cold-stacked in Trinidad.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
		(As Adjusted)		(As Adjusted)
International Liftboats:
Number of liftboats (as of end of period)	20	20	20	20
Revenues	$20,747	$20,305	$39,389	$38,596
Operating expenses	9,113	9,896	17,220	17,116
Depreciation and amortization expense	2,278	2,368	4,662	4,352
General and administrative expenses	978	1,289	2,269	2,228

Operating income	$8,378	$6,752	$15,238	$14,900

Delta Towing:
Revenues	$5,237	$15,645	$11,930	$25,846
Operating expenses	5,835	9,783	14,020	17,325
Depreciation and amortization expense	2,142	2,706	4,426	5,275
General and administrative expenses	325	703	806	1,285

Operating income (loss)	$(3,065)	$2,453	$(7,322)	$1,961

Total Company:
Revenues	$183,691	$270,106	$407,182	$482,600
Operating expenses	116,097	158,014	265,341	289,160
Impairment of property and equipment	26,882	—	26,882	—
Depreciation and amortization expense	51,091	47,274	99,937	90,894
General and administrative expenses	15,450	23,966	31,742	40,330

Operating income (loss)	(25,829)	40,852	(16,720)	62,216
Interest expense	(14,561)	(15,222)	(30,350)	(31,178)
Gain on early retirement of debt, net	13,747	—	13,747	—
Other, net	3,346	250	2,690	2,275

Income (loss) before income taxes	(23,297)	25,880	(30,633)	33,313
Income tax benefit (provision)	11,510	(9,492)	14,335	(12,050)

Income (loss) from continuing operations	(11,787)	16,388	(16,298)	21,263
Loss from discontinued operation, net of taxes	(242)	(209)	(675)	(598)

Net income (loss)	$(12,029)	$16,179	$(16,973)	$20,665

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended June 30, 2009
					Average
				Average	Operating
				Revenue per	Expense per
	Operating Days	Available Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	706	1,136	62.1%	$52,365	$35,868
International Offshore	788	910	86.6%	129,133	42,998
Inland	—	303	0.0%	n/a	29,231
Domestic Liftboats	2,444	3,842	63.6%	7,727	3,232
International Liftboats	1,005	1,729	58.1%	20,644	5,271

	Three Months Ended June 30, 2008
					Average
				Average	Operating
				Revenue per	Expense per
	Operating Days	Available Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	1,612	2,024	79.6%	$60,445	$27,804
International Offshore	642	732	87.7%	115,556	50,967
Inland	1,017	1,486	68.4%	39,589	21,067
Domestic Liftboats	2,466	3,871	63.7%	9,030	3,474
International Liftboats	1,331	1,590	83.7%	15,255	6,224

	Six Months Ended June 30, 2009
					Average
				Average	Operating
				Revenue per	Expense per
	Operating Days	Available Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	1,570	2,520	62.3%	$61,243	$37,762
International Offshore	1,583	1,757	90.1%	129,633	47,393
Inland	298	1,026	29.0%	43,654	28,383
Domestic Liftboats	4,883	7,712	63.3%	8,498	3,443
International Liftboats	1,923	3,439	55.9%	20,483	5,007

	Six Months Ended June 30, 2008
					Average
				Average	Operating
				Revenue per	Expense per
	Operating Days	Available Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	2,710	4,026	67.3%	$58,998	$25,844
International Offshore	1,296	1,441	89.9%	107,662	41,707
Inland	1,955	3,033	64.5%	41,192	20,848
Domestic Liftboats	4,066	8,057	50.5%	9,398	3,393
International Liftboats	2,548	3,137	81.2%	15,148	5,456

(1)	Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold-stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.

(2)	Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period. Included in International Offshore revenue is a total of $4.2 million and $8.0 million related to amortization of deferred mobilization revenue and contract specific capital expenditures reimbursed by the customer for the three and six months ended June 30, 2009, respectively and $4.2 million and $6.2 million for the three and six months ended June 30, 2008, respectively. Included in International Liftboats revenue is a total of $0.1 million related to amortization of deferred mobilization revenue for the six months ended June 30, 2009. There was no such revenue in the three months ended June 30, 2009, nor the three and six months ended June 30, 2008 for International Liftboats.

(3)	Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate. In addition, the operating expenses we incur on our rigs and liftboats per day when they are not under contract are typically lower than the per-day expenses we incur when they are under contract. Included in International Offshore operating expense is a total of $0.7 million and $1.4 million related to amortization of deferred mobilization expenses for the three and six months ended June 30, 2009, respectively and $2.1 million and $3.0 million for the three and six months ended June 30, 2008, respectively.

Hercules Offshore, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)
We report our financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income, income from continuing operations or diluted earnings per share excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, income from continuing operations, net income, earnings per share or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2009 and 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the following table:

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
Operating Income (Loss):
GAAP Operating Income (Loss)	$(25,829)		$40,852		$(16,720)		$62,216
Adjustment	26,882	(a)	5,509	(b)	26,882	(a)	5,509	(b)

Non-GAAP Operating Income	$1,053		$46,361		$10,162		$67,725

Other Income (Expense):
GAAP Other Income (Expense)	$2,532		$(14,972)		$(13,913)		$(28,903)
Adjustment	(13,747	)(a)	—	(b)	(13,747	)(a)	—	(b)

Non-GAAP Other Expense	$(11,215)		$(14,972)		$(27,660)		$(28,903)

Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$11,510		$(9,492)		$14,335		$(12,050)
Tax Impact of Adjustment	(8,966	)(a)	(1,928	)(b)	(8,966	)(a)	(1,928	)(b)

Non-GAAP Benefit (Provision) for Income Taxes	$2,544		$(11,420)		$5,369		$(13,978)

Income (Loss) from Continuing Operations:
GAAP Income (Loss) from Continuing Operations	$(11,787)		$16,388		$(16,298)		$21,263
Total Adjustment, Net of Tax	4,169	(a)	3,581	(b)	4,169	(a)	3,581	(b)

Non-GAAP Income (Loss) from Continuing Operations	$(7,618)		$19,969		$(12,129)		$24,844

Diluted Earnings (Loss) per Share from Continuing Operations:
GAAP Diluted Earnings (Loss) per Share from Continuing Operations	$(0.13)		$0.18		$(0.18)		$0.24
Adjustment per Share	0.04	(a)	0.04	(b)	0.04	(a)	0.04	(b)

Non-GAAP Diluted Earnings (Loss) per Share from Continuing Operations	$(0.09)		$0.22		$(0.14)		$0.28

(a)	These amounts represent (i) a non-cash charge of $26.9 million to reflect the impairment of the Hercules 110; (ii) a $10.7 million gain on the repurchase of $20.0 million aggregate principal amount of our 3.375% Convertible Senior Notes offset by the write-off of unamortized issuance cost of $0.4 million; and (iii) a $4.4 million gain on the retirement of $45.8 million aggregate principal amount of our 3.375% Convertible Senior Notes in exchange for 7,755,440 of our common shares offset by the write-off of unamortized issuance cost of $1.0 million. On an after-tax basis, these adjustments approximated $4.2 million, or four cents per diluted share for the three and six months ended June 30, 2009.

(b)	These amounts represent $5.5 million of separation and benefit related costs associated with the Company’s executive management changes. On an after-tax basis, these adjustments approximated $3.6 million, or four cents per diluted share, for the three and six months ended June 30, 2008.